Exhibit 99.1

CytomX Therapeutics Announces First Quarter 2018 Financial Results

-	Initial clinical data from the Phase 1/2 CX-072 program to be reported at American Society of Clinical Oncology Annual Meeting -

SOUTH SAN FRANCISCO, Calif., May 9, 2018 – CytomX Therapeutics, Inc. (Nasdaq:CTMX), a clinical-stage oncology-focused biopharmaceutical company pioneering a novel class of investigational antibody therapeutics based on its Probody™ therapeutic technology platform, today reported first quarter 2018 financial results.

As of March 31, 2018, CytomX had cash, cash equivalents and short-term investments of $361.5 million.

“CytomX’s first quarter marked the continued execution across our clinical pipeline, our discovery stage programs and in our partnerships,” said Sean McCarthy, D.Phil., president and chief executive officer of CytomX Therapeutics. “We remain on track to share initial Probody clinical data at ASCO from PROCLAIM-CX-072, a broad-based study of our lead and wholly-owned anti-PD-L1 Probody therapeutic and we look forward to providing additional pipeline updates as the year progresses.”

Business Highlights and Recent Developments

PROCLAIM-CX-072 (PD-L1 Probody Therapeutic) Clinical Program

•	CX-072 is a Probody therapeutic targeting PD-L1, a clinically- and commercially-validated anti-cancer target.
•

Initial clinical data from the Phase 1/2 PROCLAIM-CX-072 program will be presented on Monday June 4, from 8:00 – 11:30 a.m. as part of the Developmental Therapeutics—Immunotherapy session at the ASCO Annual Meeting.

o	Abstract 3071 - Preliminary Results of the First-In-Human, Dose-Finding PROCLAIM-072 Trial of the PD-L1 Probody Therapeutic CX-072 as Monotherapy in Patients with Advanced Solid Tumors
o

Abstract 3072 - Preliminary Interim Results of the First-In-Human, Dose-Finding PROCLAIM-072 Trial of the PD-L1 Probody Therapeutic CX-072 in Combination with Ipilimumab in Patients with Advanced Solid Tumors

o

The data presented at the meeting will reflect a data cutoff approximately five months later than the abstract submission data cutoff, and therefore, will include longer term follow up as well data from additional patients.

PROCLAIM-CX-2009 (CD166 Probody Drug Conjugate) Clinical Program

•	CX-2009 is a Probody drug conjugate (PDC) that targets CD166, an antigen that is broadly and highly expressed in many types of cancer.

•	Preliminary data from Part A of the PROCLAIM-CX-2009 Phase 1/2 clinical program is expected to be presented in the second half of 2018.

CX-2029 (CD71 Probody Drug Conjugate) Preclinical Program

•	CytomX, in collaboration with AbbVie, is advancing CX-2029, a CD71-directed PDC.
•	CytomX filed an Investigational New Drug (IND) application for CX-2029 in April 2018.
•	CytomX expects the initiation of clinical trials in the third quarter of 2018.

CX-188 (PD-1 Probody Therapeutic) Preclinical Program

•	CytomX is advancing CX-188, a PD-1-directed Probody therapeutic, through IND-enabling studies.
•	CytomX expects to file an IND application for CX-188 in the second half of 2018.

First Quarter 2018 Financial Results

Cash, cash equivalents and short-term investments totaled $361.5 million as of March 31, 2018, compared to $374.1 million as of December 31, 2017.

Revenue was $14.2 million for the three months ended March 31, 2018, compared to $11.7 million for the three months ended March 31, 2017. The increase was primarily attributable to an increase of $4.9 million relating to the recognition of $6.3 million of the upfront payment received from BMS in connection with an amendment of the Company’s Collaboration and License Agreement entered into in March 2017, offset by $1.2 million in revenue recognized resulting from a reduction in research terms during the three months ended March 31, 2017; an increase of $1.3 million resulting from a change in revenue recognition for the Company’s CD71 Agreement with AbbVie from the straight-line method under the prior revenue recognition standard to the percentage-of-completion method under the new revenue recognition standard, which the Company adopted on January 1, 2018; an increase of $1.3 million related to the Amgen Agreement, which the Company entered into at the end of September 2017; and an increase of $0.9 million resulting primarily from the recognition of the remaining upfront payments resulting from the termination of the Company’s agreement with Pfizer in March 2018. These increases were offset by a decrease of $5.8 million related to ImmunoGen due primarily to the recognition of $6.5 million upon delivery of a Development and Commercialization License to ImmunoGen during the three months ended March 31, 2017.

Research and development expenses increased $7.9 million during the three months ended March 31, 2018 compared to the corresponding period in 2017. The increase was attributable to an increase of $3.5 million in lab contracts and services, consulting expenses and clinical trial startup fees to advance CX-188 and CX-2029 through IND-enabling studies, an increase of $2.2 million in CX-072 resulting from increased clinical trial activities, and an increase of $2.0 million in personnel-related expenses due to an increase in headcount.

General and administrative expense increased $1.7 million during the three months ended March 31, 2018 compared to the corresponding period in 2017. The increase was attributable to an increase of $0.8 million in personnel-related expense due to an increase in headcount, an increase of $0.4 million in stock-based compensation resulting from an increase in headcount and an increase in the average price of the Company’s common stock and an increase of $0.4 million in consulting services primarily due to an increase in tax and accounting compliance activities.

About CytomX Therapeutics

CytomX Therapeutics is a clinical-stage oncology-focused biopharmaceutical company pioneering a novel class of investigational antibody therapeutics based on its Probody therapeutic technology platform. Probody therapeutics are designed to exploit unique conditions of the tumor microenvironment to more effectively localize antibody binding and activity while limiting activity in healthy tissues. The Company’s pipeline includes cancer immunotherapies against clinically-validated targets, such as CX-072, a PD-L1-targeting Probody therapeutic wholly owned by CytomX, CX-188, a PD-1-targeting Probody therapeutic wholly owned by CytomX and BMS-986249, a CTLA-4-targeting Probody therapeutic partnered with Bristol Myers Squibb. The pipeline also includes first-in-class Probody drug conjugates against highly attractive targets, such as CX-2009, a CD166-targeting Probody drug conjugate wholly owned by CytomX, and CX-2029, a CD71-targeting Probody drug conjugate partnered with AbbVie, which are considered to be inaccessible to conventional antibody drug conjugates due to their presence on healthy tissue. In addition to its wholly owned programs, CytomX has strategic collaborations with AbbVie, Amgen, Bristol-Myers Squibb Company and ImmunoGen, Inc. For more information, visit www.cytomx.com or follow us on Twitter.

CytomX Therapeutics Forward-Looking Statements
This press release includes forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that are difficult to predict, may be beyond our control, and may cause the actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied in such statements. Accordingly, you should not rely on any of these forward-looking statements, including those relating to the potential benefits and efficacy of CytomX’s or any of its collaborative partners’ product candidates, administered separately or in combination, CytomX’s ability and the ability of its collaborative partners to develop and advance product candidates into and successfully complete clinical trials, including CytomX’s Phase 1/2 clinical trials of CX-072 and CX-2009, the timing of any future clinical trials to be initiated by CytomX or any of its collaborative partners, CytomX’s expectations regarding the availability of clinical data, CytomX’s expectations with respect to its collaborations, and CytomX’s expectations regarding the timing of potential regulatory filings. Risks and uncertainties that contribute to the uncertain nature of the forward-looking statements include: two of CytomX’s product candidates under its Probody platform are in the initial stages of clinical development and its other product candidates are currently in preclinical development, and the process by which preclinical and clinical development could potentially lead to an approved product is long and subject to significant risks and uncertainties; the possibility that the results of early clinical trials may not be predictive of future results; the possibility that CytomX’s clinical trials will not be successful; CytomX’s dependence on the success of CX-072 and CX-2009; CytomX’s reliance on third parties for the manufacture of the company’s product candidates; and possible regulatory developments in the United States and foreign countries.  Projected net cash utilization and capital resources are subject to substantial risk of variance based on a wide variety of factors that can be difficult to predict.  Additional applicable risks and uncertainties include those relating to our preclinical research and development, clinical development, and other risks identified under the heading "Risk Factors" included in CytomX’s Quarterly Report on Form 10-Q filed with the SEC on May 9, 2018. The forward-looking statements contained in this press release are based on information currently available to CytomX and speak only as of the date on which they are made. CytomX does not undertake and specifically disclaims any obligation to update any forward-looking statements, whether as a result of any new information, future events, changed circumstances or otherwise.

CYTOMX THERAPEUTICS, INC.

CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended
	March 31,
	2018	2017

Revenues	$14,184	$11,176
Revenues from related parties	—	477
Total revenues	14,184	11,653
Operating expenses:
Research and development	22,458	14,576
General and administrative	7,356	5,691
Total operating expenses	29,814	20,267
Loss from operations	(15,630)	(8,614)
Interest income	1,375	236
Other income (expense), net	(140)	120
Loss before provision for (benefit from) income taxes	(14,395)	(8,258)
Provision for (benefit from) income taxes	1,098	(1)
Net loss	$(15,493)	$(8,257)
Net loss per share, basic and diluted	$(0.40)	$(0.23)
Shares used to compute net loss per share, basic and diluted	38,647,878	36,538,869
Other comprehensive loss:
Changes in unrealized losses on short-term investments	(134)	(73)
Comprehensive loss	$(15,627)	$(8,330)

CYTOMX THERAPEUTICS, INC.

CONDENSED BALANCE SHEETS

(in thousands, except share and per share data)

	March 31,	December 31,
	2018	2017
	(unaudited)	(1)
Assets
Current assets:
Cash and cash equivalents	$142,155	$177,548
Short-term investments	219,321	196,562
Accounts receivable	81	10,139
Prepaid expenses and other current assets	5,474	4,352
Total current assets	367,031	388,601
Property and equipment, net	4,622	4,218
Intangible assets, net	1,568	1,604
Goodwill	949	949
Restricted cash	917	917
Other assets	1,375	1,355
Total assets	$376,462	$397,644
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$5,349	$4,205
Income tax payable	1,035	1
Accrued liabilities	16,335	16,382
Deferred revenue, current portion	46,988	40,559
Total current liabilities	69,707	61,147
Deferred revenue, net of current portion	255,053	264,704
Other long-term liabilities	2,055	1,897
Total liabilities	326,815	327,748
Commitments and contingencies
Stockholders' equity:
Convertible preferred stock, $0.00001 par value; 10,000,000 shares authorized and no shares issued and outstanding at March 31, 2018 and December 31, 2017	—	—
Common stock, $0.00001 par value; 75,000,000 shares authorized; 38,903,699 and 38,478,560 shares issued and outstanding at March 31, 2018 and December 31, 2017, respectively	1	1
Additional paid-in capital	295,744	289,454
Accumulated other comprehensive loss	(228)	(94)
Accumulated deficit	(245,870)	(219,465)
Total stockholders' equity	49,647	69,896
Total liabilities and stockholders' equity	$376,462	$397,644

____________________________

(1)	The condensed balance sheet as of December 31, 2017 was derived from the audited financial statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2017.

CytomX Therapeutics

Investors:
Christopher Keenan

VP, Investor Relations and Corporate Communications

ckeenan@cytomx.com

650-383-0823

Media:
Spectrum
Christine Quern
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202-587-2588